Exhibit 10.3

Collaboration Agreement

This Collaboration Agreement (“Agreement”) is effective as of March 1st, 2004, by and between Data Processing Sciences, (DPS) an Ohio corporation with a principal location at 10810 Kenwood Road, Cincinnati, Ohio 45242 and Source Atlantic, (SA) a Delaware corporation with a principal location at 55 Accord Park Drive, Rockland, Massachusetts 02370.

Goals

DPS and SA want to mutually promote one another’s use in the healthcare service industry and establish a more collaborative relationship. SA wishes to promote DPS and make available their skills and abilities available to its existing and prospective healthcare clients. Likewise, DPS wants to promote SA and make their skills and abilities in strategic capital planning, procurement and logistics available to its existing and prospective healthcare clients.

Collaboration

To encourage the investment in one another’s success the following are principles that each firm will apply to the relationship:

1.	SA and DPS have a “preferred” collaborative relationship. SA can expect to draw on the Information Technology and System Integration expertise and resources available through DPS. DPS will draw on the strategic capital planning, procurement and management expertise of SA.

2.	Each firm will give the other firm the right of first refusal in engagements where the other firm’s expertise is part of a consulting team.

3.	Each firm will advertise the services of the other under their own consulting banner and supply the other firm with marketing descriptions and materials to promote the other firm’s success. Both firms will support one another’s marketing efforts where there is opportunity for the other firm.

(i)	DPS may give notice of the relationship between DPS and SA to include announcement via press release and inclusion in marketing materials. DPS will submit materials to SA for review. DPS shall not utilize the name of SA in any promotional, marketing, or similar materials that have not been given prior approval by SA.

(ii)	SA may give notice of the relationship between DPS and SA to include announcement via press release and inclusion in marketing materials. SA will submit materials to DPS for review. SA shall not utilize the name of DPS in any promotional, marketing, or similar materials that have not been given prior approval by DPS.

4.	In accounts where SA has introduced DPS, DPS will have an exclusive consulting relationship with SA and will not engage with other consultants except by mutual agreement.

5.	As a corollary to item 4 and in overlapping markets, DPS and SA will each inform the other on an ongoing basis of the market opportunities as they arise. At each instance both firms will define the consulting role of the other for each opportunity.

6.	Either SA or DPS can continue to use consultants with which they have some pre-existing relationship except in accounts introduced by the other firm.

7.	The term of this agreement will continue for an initial period of two (2) years and will be automatically extended for successive one (1) year periods unless and until either party gives the other written notice of termination at least ninety (90) days prior to the commencement of each such successive one (1) year period. Notwithstanding the foregoing, either party will be entitled to terminate this agreement, at any time and with or without cause, on thirty (30) days prior written notice.

8.	Subject to the terms of this Collaboration Agreement, SA shall have exclusive ownership of all ideas, intellectual property, techniques, methodologies, procedures, skills, innovations or know-how (collectively “Materials”) developed or introduced by SA in the course of or prior to performing services under this Agreement. DPS shall have exclusive ownership of all Materials developed or introduced by DPS in the course of or prior to performing projects under this Agreement. Each party may use the work product of the other party with prior written authorization.

9.	Without the prior written consent of the other party, DPS and SA each agree to refrain from conducting employment discussions with, or hiring, directly or indirectly, the other party’s employees, agents, and subcontractors (“Personnel”) who have performed projects under this Agreement, until twelve (12) months after the date the Personnel was last involved in any activity related to this Agreement.

10.	This Agreement is not intended to create and shall not be construed as creating any relationship between the parties other than that of independent entities contracting for the purposes of effecting the provisions of this Agreement. Neither party and none of its representatives shall be construed to be the partner, associate, affiliate, joint venturer, agent, employer, employee or representative of the other. Neither party shall be liable for the acts of the other solely by virtue of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement, to be executed by their duly authorized representatives.

Source Atlantic Inc.

By
	James Sanborn:	Date: March 3, 2004
VP Operations

Data Processing Sciences

By:	s/s STEPHEN VANDEGRIFF
	Stephen Vandegriff	Date: March 4, 2004
VP of Sales